News Release

Pioneer Natural Resources Company Reports Third Quarter 2019 Financial and Operating Results

Dallas, Texas, November 4, 2019 - Pioneer Natural Resources Company (NYSE:PXD) ("Pioneer" or "the Company") today reported financial and operating results for the quarter ended September 30, 2019. Pioneer reported third quarter net income attributable to common stockholders of $231 million, or $1.38 per diluted share. These results include the effects of noncash mark-to-market adjustments and certain other unusual items. Excluding these items, non-GAAP adjusted income for the third quarter was $333 million, or $1.99 per diluted share. Cash flow from operating activities for the third quarter was $895 million.

Highlights

•Third quarter oil production averaged 215 thousand barrels of oil per day (MBOPD), near the top end of guidance

•Third quarter production averaged 351 thousand barrels of oil equivalent per day (MBOEPD), above the top end of guidance

•Reduced the top end of the forecasted 2019 capital program1 by an additional $150 million, or approximately 5%, while increasing the midpoint of 2019 production guidance by approximately 3%

•Delivered strong third quarter free cash flow2 of approximately $250 million

•Realized further drilling and completion efficiencies, leading to lower well costs and a more capital efficient long-term drilling program

•Repurchased $200 million of common stock during the third quarter under the Company’s $2 billion repurchase authorization; $728 million executed to-date

President and CEO Scott D. Sheffield stated, "Pioneer reported another outstanding quarter where we executed at a high level, underspent our capital budget and delivered strong production growth. We continue to drive down costs as demonstrated by a further reduction in our 2019 capital budget, including achieving our goal to reduce facilities spending earlier than we had expected, and realizing our first full quarter of reduced G&A spending.

“The unique combination of our peer-leading asset base and increased efficiencies resulted in strong free cash flow2 generation of approximately $250 million during the third quarter. We remain committed to returning capital to shareholders as evidenced by our additional share repurchases during the quarter and announcing our first quarterly dividend of $0.44 per share, or $1.76 per share on an annualized basis. Pioneer’s unmatched inventory of highly economic Midland Basin horizontal wells underpins a resilient program that maximizes shareholder value, generates top-tier margins and is being executed in a manner that demonstrates our commitment to sustainable practices."

Ongoing Strategic Initiatives

The Company completed its corporate restructuring during the second quarter and achieved its targeted annualized general and administrative (G&A) savings of approximately $100 million ahead of schedule. Additionally, during the third quarter, the longer-term goal of reducing facilities spending by approximately $100 million annually was accomplished well ahead of schedule, leading to significant capital savings and contributing to a highly capital efficient drilling program.

The Company continues to evaluate options to monetize non-core acreage not slated for near-term development, with such options including cash market divestitures and the use of DrillCo arrangements. This process, along with activities related to Pioneer's interest in the Targa-operated Midland Basin gas processing infrastructure, are still ongoing. Additionally, Pioneer continues to evaluate the long-term strategy for its water infrastructure, with a decision expected in late 2020.

Financial Highlights

Pioneer maintains a strong balance sheet, with unrestricted cash on hand at the end of the third quarter of $437 million and net debt of $1.9 billion. The Company has a $1.9 billion liquidity position that includes $437 million of unrestricted cash and a $1.5 billion unsecured credit facility (undrawn as of September 30, 2019).

During the third quarter, the Company’s Permian drilling, completion and facilities capital expenditures totaled $595 million. The Company’s total Permian capital expenditures1, including gas processing and water infrastructure expenditures, totaled $665 million.

The Company announced today that its Board of Directors declared a quarterly cash dividend of $0.44 per share, representing a current yield of approximately 1.4% (based on the Company’s closing stock price as of October 31, 2019). The decision to grow the Company's cash dividend, from $0.08 per share on an annualized basis in February 2018 to an annualized rate of $1.76 per share currently, is consistent with the Company’s objective of increasing the return of capital to shareholders and moving toward an annual dividend yield that is competitive with that of the S&P 500.

In December 2018, the Board of Directors authorized a $2 billion common stock repurchase program. During the third quarter, the Company repurchased $200 million of common stock under this program. To date, the Company has repurchased a total of 5.3 million shares for $728 million at an average price of $136 per share under this authorization.

Financial Results

For the third quarter, the average realized price for oil was $53.93 per barrel. The average realized price for natural gas liquids (NGLs) was $16.81 per barrel, and the average realized price for gas was $1.54 per thousand cubic feet. Adjusting for the cash flow uplift attributable to the Company’s firm transportation (FT) contracts, the average realized oil price would have increased by $2.35 per barrel to $56.28. These prices exclude the effects of derivatives.

Production costs, including taxes, averaged $9.70 per barrel of oil equivalent (BOE). Depreciation, depletion and amortization (DD&A) expense averaged $13.57 per BOE. Exploration and abandonment costs were $11 million. G&A expense was $72 million. Interest expense was $29 million. Other expense was $32 million, or $24 million excluding unusual items3.

Operations Update

Pioneer placed 75 horizontal wells on production during the third quarter. Well productivity continues to improve annually, with average cumulative production increasing in 2018 as compared to the 2017 program. Many factors, such as incorporating data from machine learning into optimized completion designs and a focused approach to appraisal testing, have contributed to the Company’s improving well productivity.

The Company’s limited Wolfcamp D appraisal program continues to yield strong results. Since December 2017, 12 Wolfcamp D wells have been placed on production utilizing optimized completion designs, with these 12 wells delivering an average outperformance of approximately 100% when compared to the average of 33 Wolfcamp D wells drilled prior to December 2017.

During the third quarter of 2019, the Company’s marketing of Permian oil yielded premium Brent-related oil pricing, leading to an incremental $46 million of cash flow.  The Company continues to enhance margins through its FT contracts by transporting oil and gas from the Permian Basin to price-advantaged markets and expects these activities to provide a nominal uplift during the fourth quarter of 2019. Further, with the commencement of the Gulf Coast Express gas pipeline in October 2019, the Company expects to have minimal exposure to the depressed Waha gas market going forward.

Full-Year 2019 Update

Pioneer is lowering the top end of its 2019 Permian drilling, completions and facilities capital budget range by an additional $150 million, or approximately 5%, to a new range of $2.80 billion to $2.85 billion. The reduction in the Company's capital budget is primarily attributable to improvements in drilling and completions efficiencies, combined with reducing facilities spending ahead of schedule. The budget for capital spending associated with midstream facilities and water infrastructure spending remains at approximately $250 million. In total, the Company is reducing its 2019 capital program1 to a range of $3.05 billion to $3.10 billion and expects it to be fully funded with 2019 forecasted cash flow4 of approximately $3.4 billion.

The Company plans to operate an average of 21 horizontal rigs in the Permian Basin during 2019, including approximately five rigs in the southern joint venture area. This program is expected to place approximately 290 wells on production, compared to 270 wells placed on production during 2018. The average lateral length planned for 2019 is approximately 9,800 feet, with an average estimated ultimate recovery (EUR) of approximately 1.6 million barrels of oil equivalent per well.

This activity level is projected to deliver 2019 Permian production of 336 to 340 MBOEPD, an increase of approximately 3% at the midpoint when compared to the original 2019 guidance, and 208 to 211 MBOPD, an increase of approximately 1% at the midpoint when compared to the original 2019 guidance. The increase in production guidance is attributable to higher gas processing plant NGL yields, including from the new Hopson and Pembrook gas processing plants that came online in 2019, positively impacting NGL production, and wells being placed on production slightly ahead of the forecast due to improvements in drilling and completion efficiencies.

Pioneer increased its oil derivative positions to 110 MBOPD for the remainder of 2019 at approximately $65 Brent pricing and 80 MBOPD for 2020 at approximately $63 Brent pricing. The Company’s financial and derivative mark-to-market results and open derivatives positions are outlined in the attached schedules.

Fourth Quarter 2019 Guidance

Fourth quarter 2019 production is forecasted to average between 345 to 360 MBOEPD and 210 to 220 MBOPD. Production costs are expected to average $8.50 per BOE to $10.50 per BOE. DD&A expense is expected to average $13.00 per BOE to $15.00 per BOE. Total exploration and abandonment expense is forecasted to be $10 million to $20 million. G&A expense is expected to be $65 million to $75 million. Interest expense is expected to be $30 million to $35 million. Other expense is forecasted to be $20 million to $30 million. Accretion of discount on asset retirement obligations is expected to be $2 million to $5 million. The Company’s effective income tax rate is expected to range from 21% to 25%. Current income taxes are expected to be less than $5 million.

Environmental, Social & Governance

Pioneer views sustainability as a multidisciplinary focus that balances economic growth, environmental stewardship and social responsibility.  The Company emphasizes developing natural resources in a manner that protects surrounding communities and preserves the environment.

Pioneer is focused on reducing emissions and emission intensities. Between 2016 and 2018, the Company's greenhouse gas (GHG) emissions have been reduced by approximately 24%, total GHG emission intensity has decreased by approximately 38% and methane intensity has declined by approximately 41%. Additionally, between January 2018 and July 2019, the Company was able to limit Permian flaring to less than 2% of its produced gas, one of the lowest flaring percentages in the Permian Basin. The Company's proactive measures, including monitoring 100% of its Permian facilities aerially for leak detection and repair (LDAR) and only producing a well once it is fully connected to a gas line, help to make Pioneer a leader in environmental stewardship.

Socially, Pioneer maintains a proactive safety culture, supports a diverse workforce and inspires teamwork to drive innovation. The Board of Directors has a Health, Safety and Environment Committee and a Nominating and Corporate Governance Committee to ensure proper governance protocols are in place. These committees help to promote a culture of continuous improvement in safety and environmental practices.

For more details, see Pioneer’s 2019 Sustainability Report at pxd.com/sustainability.

Earnings Conference Call

On Tuesday, November 5, 2019, at 9:00 a.m. Central Time, Pioneer will discuss its financial and operating results for the quarter ended September 30, 2019, with an accompanying presentation. Instructions for listening to the call and viewing the accompanying presentation are shown below.

Internet: www.pxd.com

Select “Investors,” then “Earnings & Webcasts” to listen to the discussion, view the presentation and see other related material.

Telephone: Dial 866-575-6539 and enter confirmation code 2038043 five minutes before the call.

A replay of the webcast will be archived on Pioneer’s website. This replay will be available through December 2, 2019. Click here to register for the call-in audio replay and you will receive the dial-in information.

Pioneer is a large independent oil and gas exploration and production company, headquartered in Dallas, Texas, with operations in the United States. For more information, visit www.pxd.com.

Except for historical information contained herein, the statements in this news release are forward-looking statements that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements and the business prospects of Pioneer are subject to a number of risks and uncertainties that may cause Pioneer’s actual results in future periods to differ materially from the forward-looking statements. These risks and uncertainties include, among other things, volatility of commodity prices, product supply and demand, competition, the ability to obtain environmental and other permits and the timing thereof, other government regulation or action, the ability to obtain approvals from third parties and negotiate agreements with third parties on mutually acceptable terms, completion of planned divestitures, litigation, the costs and results of drilling and operations, availability of equipment, services, resources and personnel required to perform the Company’s drilling and operating activities, access to and availability of transportation, processing, fractionation, refining and export facilities, Pioneer’s ability to replace reserves, implement its business plans or complete its development activities as scheduled, access to and cost of capital, the financial strength of counterparties to Pioneer’s credit facility, investment instruments and derivative contracts and purchasers of Pioneer’s oil, natural gas liquids and gas production, uncertainties about estimates of reserves and resource potential, identification of drilling locations and the ability to add proved reserves in the future, the assumptions underlying production forecasts, quality of technical data, environmental and weather risks, including the possible impacts of climate change, cybersecurity risks, ability to implement planned stock repurchases, the risks associated with the ownership and operation of the Company’s oilfield services businesses and acts of war or terrorism. These and other risks are described in Pioneer’s Annual Report on Form 10-K for the year ended December 31, 2018, and other filings with the Securities and Exchange Commission. In addition, Pioneer may be subject to currently unforeseen risks that may have a materially adverse impact on it. Accordingly, no assurances can be given that the actual events and results will not be materially different than the anticipated results described in the forward-looking statements. Pioneer undertakes no duty to publicly update these statements except as required by law.

Future dividends are at the discretion of the Company's board of directors, and, if declared, the board of directors may change the dividend amount based on the Company's liquidity and capital resources at that time.

Footnote 1: Excludes acquisitions, asset retirement obligations, capitalized interest, geological and geophysical G&A and corporate facilities.

Footnote 2: Free cash flow is a non-GAAP measure, see reconciliation to comparable GAAP number in supplemental schedules.

Footnote 3: Unusual items include the following: (i) $3 million of sand mine decommissioning-related costs, (ii) $2 million of contract termination charges associated with the sale of the Company's pumping services assets and (iii) $3 million of other charges associated with the divestiture of the Company's South Texas assets.

Footnote 4: The 2019 estimated cash flow number is a non-GAAP financial measure, representing January through September 2019 cash flow (before working capital changes) plus October through December forecasted cash flow (before working capital changes) based on NYMEX strip pricing as of October 31, 2019; represents the midpoint of production guidance.  Due to its forward-looking nature, management cannot reliably predict certain of the necessary components of the most directly comparable forward-looking GAAP measure, such as working capital changes.  Accordingly, Pioneer is unable to present a quantitative reconciliation of such forward-looking non-GAAP financial measure to its most directly comparable forward-looking GAAP financial measure.  Amounts excluded from this non-GAAP measure in future periods could be significant.

Cautionary Note to U.S. Investors --The SEC prohibits oil and gas companies, in their filings with the SEC, from disclosing estimates of oil or gas resources other than “reserves,” as that term is defined by the SEC. In this news release, Pioneer includes estimates of quantities of oil and gas using certain terms, such as “resource potential,” “net recoverable resource potential,” “recoverable resource,” “estimated ultimate recovery,” “EUR,” “oil in place” or other descriptions of volumes of reserves, which terms include quantities of oil and gas that may not meet the SEC’s definitions of proved, probable and possible reserves, and which the SEC's guidelines strictly prohibit Pioneer from including in filings with the SEC. These estimates are by their nature more speculative than estimates of proved reserves and, accordingly, are subject to substantially greater risk of being recovered by Pioneer. U.S. investors are urged to consider closely the disclosures in the Company’s periodic filings with the SEC. Such filings are available from the Company at 5205 N. O'Connor Blvd., Suite 200, Irving, Texas 75039, Attention: Investor Relations, and the Company’s website at www.pxd.com. These filings also can be obtained from the SEC by calling 1-800-SEC-0330.

Pioneer Natural Resources Company Contacts:
Investors
Neal Shah - 972-969-3900
Tom Fitter - 972-969-1821
Michael McNamara - 972-969-3592

Media and Public Affairs
Tadd Owens - 972-969-5760

PIONEER NATURAL RESOURCES COMPANY
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions)

	September 30, 2019	December 31, 2018

ASSETS
Current assets:
Cash and cash equivalents	$437	$825
Restricted cash	76	—
Short-term investments	—	443
Accounts receivable, net	853	814
Income taxes receivable	6	7
Inventories	246	242
Derivatives	133	52
Investment in affiliate	151	172
Other	21	25
Total current assets	1,923	2,580
Oil and gas properties, successful efforts method of accounting	22,552	21,766
Accumulated depletion, depreciation and amortization	(8,281)	(8,218)
Total oil and gas properties, net	14,271	13,548
Other property and equipment, net	1,056	1,291
Operating lease right of use assets	320	—
Long-term investments	—	125
Goodwill	261	264
Derivatives	16	—
Other assets	231	95
	$18,078	$17,903

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$1,417	$1,624
Interest payable	25	53
Income taxes payable	—	2
Current portion of long-term debt	450	—
Derivatives	6	27
Operating leases	139	—
Other	423	112
Total current liabilities	2,460	1,818
Long-term debt	1,838	2,284
Deferred income taxes	1,279	1,152
Operating leases	183	—
Other liabilities	462	538
Equity	11,856	12,111
	$18,078	$17,903

PIONEER NATURAL RESOURCES COMPANY
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Revenues and other income:
Oil and gas	$1,235	$1,317	$3,567	$3,869
Sales of purchased oil and gas	1,171	1,141	3,463	3,306
Interest and other income (loss), net	(222)	10	(42)	40
Derivative gain (loss), net	121	(135)	150	(701)
Gain (loss) on disposition of assets, net	20	143	(477)	226
	2,325	2,476	6,661	6,740
Costs and expenses:
Oil and gas production	227	198	667	654
Production and ad valorem taxes	86	83	223	229
Depletion, depreciation and amortization	438	394	1,271	1,130
Purchased oil and gas	1,125	941	3,184	3,021
Impairment of oil and gas properties	—	—	—	77
Exploration and abandonments	11	20	46	83
General and administrative	72	96	246	282
Accretion of discount on asset retirement obligations	2	3	7	11
Interest	29	30	88	97
Other	32	182	390	316
	2,022	1,947	6,122	5,900
Income before income taxes	303	529	539	840
Income tax provision	(72)	(118)	(127)	(188)
Net income	231	411	412	652
Net loss attributable to noncontrolling interests	—	—	—	3
Net income attributable to common stockholders	$231	$411	$412	$655

Net income per share attributable to common stockholders:
Basic	$1.38	$2.40	$2.44	$3.82
Diluted	$1.38	$2.39	$2.44	$3.82

Basic and diluted weighted average shares outstanding	167	171	168	171

PIONEER NATURAL RESOURCES COMPANY
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Cash flows from operating activities:
Net income	$231	$411	$412	$652
Adjustments to reconcile net income to net cash provided by operating activities:
Depletion, depreciation and amortization	438	394	1,271	1,130
Impairment of oil and gas properties	—	—	—	77
Impairment of inventory and other property and equipment	3	3	34	9
Exploration expenses, including dry holes	2	3	6	12
Deferred income taxes	72	116	127	186
(Gain) loss on disposition of assets, net	(20)	(143)	477	(226)
Accretion of discount on asset retirement obligations	2	3	7	11
Interest expense	1	2	4	4
Derivative-related activity	(97)	(48)	(116)	307
Amortization of stock-based compensation	19	22	81	63
Investment in affiliate mark-to-market adjustment	193	—	22	—
Contingent consideration valuation adjustment	48	—	61	—
Other	20	133	96	176
Change in operating assets and liabilities:
Accounts receivable	(64)	(25)	(47)	(233)
Inventories	3	(35)	(55)	(70)
Investments	—	—	—	4
Other assets	1	6	(15)	(1)
Accounts payable	70	93	1	305
Interest payable	(29)	(29)	(29)	(34)
Other liabilities	2	(32)	(50)	(44)
Net cash provided by operating activities	895	874	2,287	2,328
Net cash used in investing activities	(895)	(753)	(1,914)	(1,777)
Net cash provided by (used in) financing activities	(205)	6	(685)	(528)
Net increase (decrease) in cash, cash equivalents and restricted cash	(205)	127	(312)	23
Cash, cash equivalents and restricted cash, beginning of period	718	792	825	896
Cash, cash equivalents and restricted cash, end of period	$513	$919	$513	$919

PIONEER NATURAL RESOURCES COMPANY
UNAUDITED SUMMARY PRODUCTION, PRICE AND MARGIN DATA

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Average Daily Sales Volumes:
Oil (Bbls)	215,204	195,116	209,666	187,756
Natural gas liquids ("NGLs") (Bbls)	74,814	62,611	69,682	64,410
Gas (Mcf)	364,240	377,587	360,939	407,617
Total (BOEs)	350,725	320,659	339,504	320,102

Average Prices:
Oil per Bbl	$53.93	$57.54	$52.97	$60.06
NGL per Bbl	$16.81	$35.97	$19.61	$30.80
Gas per Mcf	$1.54	$2.21	$1.64	$2.24
Total per BOE	$38.28	$44.64	$38.48	$44.27

Three Months Ended September 30, 2019
(in $ per BOE)
Margin Data:
Average prices	$38.28
Production costs	(7.03)
Production and ad valorem taxes	(2.67)
$28.58

PIONEER NATURAL RESOURCES COMPANY
UNAUDITED SUPPLEMENTARY EARNINGS PER SHARE INFORMATION
(in millions)

The Company uses the two-class method of calculating basic and diluted earnings per share. Under the two-class method of calculating earnings per share, generally acceptable accounting principles ("GAAP") provide that share-based awards with guaranteed dividend or distribution participation rights qualify as "participating securities" during their vesting periods. During periods in which the Company realizes net income attributable to common shareholders, the Company's basic net income per share attributable to common shareholders is computed as (i) net income attributable to common stockholders, (ii) less participating share-based basic earnings (iii) divided by weighted average basic shares outstanding. The Company's diluted net income per share attributable to common stockholders is computed as (i) basic net income attributable to common stockholders, (ii) plus the reallocation of participating earnings, if any, (iii) divided by weighted average diluted shares outstanding. During periods in which the Company realizes a net loss attributable to common stockholders, securities or other contracts to issue common stock would be dilutive to loss per share; therefore, conversion into common stock is assumed not to occur.
The Company's net income attributable to common stockholders is reconciled to basic and diluted net income attributable to common stockholders as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Net income attributable to common stockholders	$231	$411	$412	$655
Participating share-based basic earnings	(1)	(2)	(2)	(3)
Basic and diluted net income attributable to common stockholders	$230	$409	$410	$652
Basic and diluted average common shares outstanding were 167 million and 168 million for the three and nine months ended September 30, 2019 and 171 million for both the three and nine months ended September 30, 2018.

PIONEER NATURAL RESOURCES COMPANY
UNAUDITED SUPPLEMENTAL NON-GAAP FINANCIAL MEASURES
(in millions)

EBITDAX and discretionary cash flow ("DCF") (as defined below) are presented herein, and reconciled to the GAAP measures of net income and net cash provided by operating activities, because of their wide acceptance by the investment community as financial indicators of a company's ability to internally fund exploration and development activities and to service or incur debt. The Company also views the non-GAAP measures of EBITDAX and DCF as useful tools for comparisons of the Company's financial indicators with those of peer companies that follow the full cost method of accounting. EBITDAX and DCF should not be considered as alternatives to net income or net cash provided by operating activities, as defined by GAAP.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Net income	$231	$411	$412	$652
Depletion, depreciation and amortization	438	394	1,271	1,130
Exploration and abandonments	11	20	46	83
Impairment of oil and gas properties	—	—	—	77
Impairment of inventory and other property and equipment	3	3	34	9
Accretion of discount on asset retirement obligations	2	3	7	11
Interest expense	29	30	88	97
Income tax provision	72	118	127	188
(Gain) loss on disposition of assets, net	(20)	(143)	477	(226)
Derivative-related activity	(97)	(48)	(116)	307
Amortization of stock-based compensation	18	22	55	63
Investment in affiliate fair value adjustment	193	—	22	—
Contingent consideration valuation adjustment	48	—	61	—
Restructuring charge	1	—	167	—
Other	20	133	96	176
EBITDAX before restructuring charge	949	943	2,747	2,567
Restructuring charge (excluding stock-based compensation)	—	—	(141)	—
EBITDAX (a)	949	943	2,606	2,567
Cash interest expense	(28)	(28)	(84)	(93)
Current income tax provision	—	(2)	—	(2)
Discretionary cash flow (b)	921	913	2,522	2,472
Cash exploration expense	(9)	(17)	(40)	(71)
Changes in operating assets and liabilities	(17)	(22)	(195)	(73)
Net cash provided by operating activities	$895	$874	$2,287	$2,328
______________________
(a)“EBITDAX” represents earnings before depletion, depreciation and amortization expense; exploration and abandonments; impairment of oil and gas properties; impairment of inventory and other property and equipment; accretion of discount on asset retirement obligations; interest expense; income taxes; net loss (gain) on the disposition of assets; noncash derivative related activity; amortization of stock-based compensation; fair value adjustments on investments and other noncash items.
(b)Discretionary cash flow equals cash flows from operating activities before changes in operating assets and liabilities and cash exploration expense.

PIONEER NATURAL RESOURCES COMPANY
UNAUDITED SUPPLEMENTAL NON-GAAP FINANCIAL MEASURES (continued)
(in millions, except per share data)

Adjusted income attributable to common stockholders excluding noncash mark-to-market ("MTM") adjustments and income attributable to common stockholders excluding noncash MTM adjustments and unusual items are presented in this earnings release and reconciled to the Company's net income attributable to common stockholders (determined in accordance with GAAP), as the Company believes these non-GAAP financial measures reflect an additional way of viewing aspects of the Company's business that, when viewed together with its GAAP financial results, provide a more complete understanding of factors and trends affecting its historical financial performance and future operating results, greater transparency of underlying trends and greater comparability of results across periods. In addition, management believes that these non-GAAP financial measures may enhance investors' ability to assess the Company's historical and future financial performance. These non-GAAP financial measures are not intended to be a substitute for the comparable GAAP financial measure and should be read only in conjunction with the Company's consolidated financial statements prepared in accordance with GAAP. Noncash MTM adjustments and unusual items may recur in future periods; however, the amount and frequency can vary significantly from period to period.
The Company's net income attributable to common stockholders as determined in accordance with GAAP is reconciled to income adjusted for noncash MTM adjustments to (i) contingent consideration attributable to the South Texas divestiture, (ii) the Company's equity investment in ProPetro Holding Corp. ("ProPetro") and (iii) the Company's derivative positions and unusual items as follows:

	Three Months Ended September 30, 2019
	After-tax Amounts	Per Diluted Share
Net income attributable to common stockholders	$231	$1.38
Noncash MTM adjustments:
South Texas contingent consideration loss ($48 pretax)	37	0.22
ProPetro stock loss ($193 pretax)	150	0.90
Derivative gain, net ($97 pretax)	(75)	(0.45)
Adjusted income excluding noncash MTM adjustments	$343	$2.05
Unusual items:
Net gain on asset divestitures and related charges ($14 pretax)	(11)	(0.06)
Adjusted income excluding noncash MTM adjustments and unusual items	$332	$1.99
______________________
(a)Primarily represents a gain on sale of non-core Permian (Martin County) acreage that was sold to an unaffiliated third party, partially offset by post-closing adjustments related to the Company's divestiture of its South Texas assets.

PIONEER NATURAL RESOURCES COMPANY
UNAUDITED SUPPLEMENTAL NON-GAAP FINANCIAL MEASURES (continued)
(in millions)

Return on Capital Employed ("ROCE") is a non-GAAP financial measure. As used by the Company, ROCE is net income adjusted for tax-effected noncash mark-to-market ("MTM") derivative gains and losses, unusual items and interest expense divided by the summation of average total equity (adjusted for net noncash MTM derivative (gain) loss, unusual items and interest expense) and average net debt. The Company believes ROCE is a good indicator of long-term performance, both absolute and relative to the Company's peers. ROCE is a measure of the profitability of the Company’s capital employed in its business compared with that of its peers.

	Year Ended December 31,
	2018	2017
Net income	$975	$833
After-tax adjustments for MTM derivative activity and unusual items:
Noncash MTM derivative (gain) loss, net	(211)	112
Sand mine decommissioning-related charges	351	—
Impairment of oil and gas properties	60	183
Net gain on asset divestitures	(226)	(124)
Other asset divestiture-related charges	129	—
Excess tax benefits and reduction in deferred tax liability	—	(633)
After-tax adjustments to exclude MTM adjustments and unusual items	103	(462)
After-tax interest expense	98	98
ROCE earnings	$1,176	$469

	As of December 31,
	2018	2017
Average total equity (a)	$11,796	$10,663
Average net debt (b)	724	395
Capital employed	$12,520	$11,058

ROCE percentage	9%	4%
_____________________
(a)Average total equity is calculated as follows:

	As of December 31,
	2018	2017
Total equity	$12,111	$11,279
Less: Net income	975
Plus: ROCE earnings	1,176
Adjusted total equity	$12,312	$11,279

Average total equity	$11,796

PIONEER NATURAL RESOURCES COMPANY
UNAUDITED SUPPLEMENTAL NON-GAAP FINANCIAL MEASURES (continued)
(in millions)

	As of December 31,
	2017	2016
Total equity	$11,279	$10,411
Less: Net income	833
Plus: ROCE earnings	469
Adjusted total equity	$10,915	$10,411

Average total equity	$10,663

(b)Average net debt is calculated as follows:

	As of December 31,
	2018	2017	2016
Current portion of long-term debt	$—	$449	$485
Long-term debt	2,284	2,283	2,728
Less:
Cash and cash equivalents	825	896	1,118
Short-term investments	443	1,213	1,441
Long-term investments	125	66	420
Net debt	$891	$557	$234

Average net debt	$724	$395

Free cash flow ("FCF") is a non-GAAP financial measure. As used by the Company, FCF is defined as net cash provided by operating activities, adjusted for changes in operating assets and liabilities, less capital expenditures. The Company believes this non-GAAP measure is a financial indicator of the Company’s ability to internally fund acquisitions, debt maturities, dividends and share repurchases after capital expenditures.

Three Months Ended September 30, 2019
Net cash provided by operating activities	$895
Changes in operating assets and liabilities	17
Capital expenditures (a)	(665)
Free cash flow	$247
______________________
(a)Capital expenditures exclude acquisitions, asset retirement obligations, capitalized interest, geological and geophysical general and administrative expense and corporate facilities.

PIONEER NATURAL RESOURCES COMPANY
UNAUDITED SUPPLEMENTAL INFORMATION
Open Commodity Derivative Positions as of November 1, 2019
(Volumes are average daily amounts)

	2019	Year Ending December 31, 2020	Year Ending December 31, 2021
	Fourth Quarter
Average Daily Oil Production Associated with Derivatives (Bbl):
Brent swap contracts:
Volume	65,152	—	—
Price	$62.95	$—	$—
Brent collar contracts with short puts:
Volume	45,000	79,500	—
Price:
Ceiling	$80.06	$71.81	$—
Floor	$68.33	$63.00	$—
Short put	$58.33	$54.01	$—
Brent call contracts sold:
Volume per day (Bbl) (a)	—	—	13,000
Price per Bbl	$—	$—	$72.10
Average Daily Gas Production Associated with Derivatives (MMBtu):
Swap contracts:
Volume	50,543	—	—
NYMEX price	$2.73	$—	$—
Basis swap contracts:
Southern California index swap volume (b)	80,000	—	—
Price differential ($/MMBtu)	$0.31	$—	$—
______________________
(a)The referenced call option contracts were sold in exchange for higher fixed prices on certain 2020 collar contracts.
(b)The referenced basis swap contracts fix the basis differentials between Permian Basin index prices and southern California index prices for Permian Basin gas forecasted for sale in Arizona and southern California.

PIONEER NATURAL RESOURCES COMPANY
UNAUDITED SUPPLEMENTAL INFORMATION (continued)
Derivative Gain, Net
(in millions)

	Three Months Ended September 30, 2019	Nine Months Ended September 30, 2019
Noncash changes in fair value:
Oil derivative gain, net	$91	$100
Gas derivative gain, net	6	16
Total noncash derivative gain, net	97	116

Net cash receipts on settled derivative instruments:
Oil derivative receipts	32	55
Gas derivative payments	(8)	(21)
Total cash receipts on settled derivative instruments, net	24	34
Total derivative gain, net	$121	$150